EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CRAFT BREW ALLIANCE ANNOUNCES DEPARTURE OF CFO

Joseph K. Vanderstelt to assume similar role at non-alcohol beverage company;
CBA will release second quarter financial results August 8, 2018 as planned

Portland, Ore. (June 20, 2018) - Craft Brew Alliance, Inc. (“CBA”) (Nasdaq: BREW), a leading craft brewing company, today announced that Joseph K. Vanderstelt, chief financial officer, will be departing the company, effective July 13, 2018. Mr. Vanderstelt has resigned his position at CBA to accept another career opportunity on the east coast.

“Joe’s management and focus on building the right team with the right level of experience and leadership have helped establish CBA in the best financial health of our company’s history. We appreciate his many contributions and wish him the best in his next endeavor,” said Andy Thomas, Chief Executive Officer, CBA. “Looking ahead, we feel really good about the team we have in place and their continued strong financial stewardship and management of CBA. As a result of their great work, CBA has never been in a stronger position to invest behind our Kona Plus strategy and continue moving the company forward.”

“It was not an easy decision to leave CBA, but I feel really confident in the team that’s in place and their ability to continue building on the strong progress we’ve made over the past few years,” said Vanderstelt. “Given today’s increasingly complex and challenging beer market, the work that Andy and the team have accomplished is remarkable.”

CBA’s management will work with Mr. Vanderstelt over the coming weeks to ensure a smooth transition of his responsibilities. In the interim period until a new CFO is appointed, CBA remains confident that its team will continue the strong financial stewardship and management of the company.

In addition, CBA’s announced financial reporting calendar remains unchanged, and the company will release its second quarter financial results on August 8, 2018, with an investor conference call on August 9, 2018, as planned.

About Craft Brew Alliance
Craft Brew Alliance is an independent craft brewing company that brews, brands, and brings to market world-class American craft beers.

Our distinctive portfolio combines the power of Kona Brewing Company, a dynamic, growing national craft beer brand, with strong regional breweries and innovative lifestyle brands, Appalachian Mountain Brewery, Cisco Brewers, Omission Brewing Co., Redhook Brewery, Square Mile Cider Co., Widmer Brothers Brewing, and Wynwood Brewing Co. CBA nurtures the growth and development of its brands in today’s increasingly competitive beer market through our state-of-the-art brewing and distribution capability, integrated sales and marketing infrastructure, and strong focus on partnerships, local community and sustainability.

Formed in 2008, CBA is headquartered in Portland, Oregon and operates breweries and brewpubs across the U.S. CBA beers are available in all 50 U.S. states and 30 different countries around the world. For more information about CBA and our brands, please visit www.craftbrew.com.

Contact: Jenny McLean Director of Communications Craft Brew Alliance, Inc. (503) 331-7248 jenny.mclean@craftbrew.com

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